Exhibit 5.2

Nexters Inc.

Ritter House, Wickhams Cay II

PO Box 3170, Road Town

Tortola VG110

British Virgin Islands

Re: Registration Statement of Nexters Inc. on Form F-4

Ladies and Gentlemen:

We have acted as United States counsel to Nexters Inc., a British Virgin Islands business company (“Nexters”), in connection with the registration by Nexters with the United States Securities and Exchange Commission (the “Commission”) of 19,250,000 warrants entitling the holder to purchase one ordinary share (each, a “Nexters Share”) of Nexters at a price of USD $11.50 per Nexters Share (the “New Nexters Warrants”) per New Nexters Warrant, pursuant to a Registration Statement on Form F-4, initially filed by Nexters with the Commission on June 14, 2021 (as amended, the “Registration Statement”).

The New Nexters Warrants will be governed by the Warrant Agreement dated August 5, 2020 between Kismet Acquisition One Corp, a company incorporated in the British Virgin Islands as a business company with limited liability (“Kismet”) and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Warrant Agent”), pursuant to which the original warrants of Kismet (the “Original Warrants”) were issued (the “Original Warrant Agreement”), as modified by an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”) to be entered into by and among Kismet, Nexters, and the Warrant Agent. Upon consummation of the business combination contemplated by that certain Business Combination Agreement, dated January 31, 2021 (the “Business Combination Agreement”), by and among Kismet, Kismet Sponsor Limited, Nexters Global Limited, Fantina Holdings Limited, the shareholders of Nexters Global Limited, and Nexters, and the execution and delivery of the Warrant Assumption Agreement, each outstanding Original Warrant will become one New Nexters Warrant (the “Assignment and Assumption”).

We have examined the Original Warrant Agreement, the form of Warrant Assumption Agreement, and such other documents, and considered such legal matters, as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of Nexters. We have assumed that each of Kismet and the Warrant Agent is validly existing, has duly authorized, executed and delivered the Original Warrant Agreement, will duly authorize, execute and deliver the Warrant Assumption Agreement and had and/or has all requisite legal ability to do so. We have also assumed that pursuant to British Virgin Islands law, Nexters is validly existing, has the power to execute the Warrant Assumption Agreement, and will duly authorize, execute and deliver the Warrant Assumption Agreement and has all requisite legal ability to do so.

Based upon the foregoing, we are of the opinion that, upon the Assignment and Assumption and performance by all parties of their obligations under the Warrant Assumption Agreement and the Original Warrant Agreement, the New Nexters Warrants will be legally binding obligations of Nexters except: (a) as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

The opinions expressed above are limited to the laws of the State of New York and we have not considered and express no opinion on the effect of any laws or the laws of any other state or jurisdiction, including state and federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or any other regulatory body.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP